Exhibit 4.1

Execution Version

Amended and Restated Certificate of Designation

of

Series A Convertible Preferred Stock

of

Binah Capital Group, Inc.

(pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Binah Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies as follows:

FIRST: The Board of Directors of the Corporation (the “Board”), in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, duly adopted a resolution amending and restating the rights of the Series A Convertible Participating Preferred Stock, declaring said amendment and restatement to be advisable and the holders of the Series A Convertible Participating Preferred Stock have approved and authorized said amendment and restatement by unanimous written consent:

RESOLVED, that the rights set forth in the Certificate of Designation of Series A Convertible Participating Preferred Stock (the “Certificate of Designation”), are hereby amended and restated as follows:

Section 1. Designation and Number.

There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series A Convertible Participating Preferred Stock,” par value $0.0001 per share (the “Preferred Stock”), and the authorized number of shares constituting such series shall be 1,500,000. Each share of Preferred Stock shall have a stated value equal to $10.00 per share, subject to increase set forth in section 3 below (the “Stated Value”)

Section 2. Ranking.

Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, redemption payments, and rights (including as to the distribution of assets) upon Liquidation, rank senior and prior to the Corporation’s Junior Stock. The Preferred Stock shall rank junior to all of the Corporation’s existing indebtedness and other liabilities.

Section 3. Dividends.

(a) Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of nine percent (9%) per annum, payable and compounded quarterly on the last day of each calendar quarter, beginning on the first such date after the Funding Date, on each Conversion Date (with respect only to Preferred Stock being converted) and on each Redemption Date (with respect only to Preferred Stock being redeemed) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash (unless otherwise provided herein), or at the Corporation’s option, up to 50% of the amount due, in duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock (“Dividend Shares”) or a combination thereof. For purposes hereof, each Dividend Share shall be deemed to have a value of $10.00 per share. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 8.

(i)  For so long as no Senior Default exists, dividends required by Section 3(a) above may be paid by the Corporation in accordance with the terms of this Section 3.

(ii) If, and to the extent that, a Senior Default exists, dividends required by Section 3(a) above may only be paid by the Corporation in kind by issuing Dividend Shares equal to the amount of the dividend then payable, in accordance with the terms of this Section 3.

(b) Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 7(c)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

(c) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Stock, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock.

Section 4. Liquidation Preference.

(a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the Holders shall be entitled to receive, with respect to each share of Preferred Stock held before any payment shall be made or any assets distributed to the holders of any Junior Stock (i) first, the greater of (a) $12.50 per share of Preferred Stock if such Liquidation occurs prior to and including the first anniversary of the Funding Date, $13.00 per share if such Liquidation occurs prior to the second anniversary of the Funding Date, $15.00 per share of Preferred Stock if such Liquidation occurs prior to third anniversary of the Funding Date and if the Liquidation occurs after the third anniversary of the Funding Date, $16.00 per share of Preferred Stock plus, in each case, all accrued and unpaid dividends on each share of Preferred Stock through the date of Liquidation or (b) the cash value of 1-½ (or 1.5) shares of Common Stock per share based on the VWAP immediately prior to the date of a Liquidation, plus in each case accrued but unpaid dividends through the date of Liquidation (collectively, the “Liquidation Preference”) and (ii) second, after the full Liquidation Preference has been paid or set aside the remaining amount shall be distributed pro rata and on a pari passu basis to holders of Common Stock and the Holders as if each such share of Preferred Stock had been converted into Common Stock in accordance with the terms hereof immediately prior to such Liquidation.

(b) If in any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in Section 4(a)(i) to the holders of the Preferred Stock then all the remaining available assets shall be distributed pro rata among the holders of the then outstanding Preferred Stock in accordance with the respective aggregate Liquidation Preferences.

(c) Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by the incorporation of another corporation to which such assets are distributed or transferred, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a Liquidation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving entity or otherwise for the preservation and protection of the rights of the Holders on substantially identical terms.

(d) To the extent not otherwise publicly announced by the Corporation on a Current Report on Form 8-K or by press release, the Corporation shall, within five (5) Business Days following the date the Board approves any Liquidation or with respect to an acquisition that is an Acquisition Event, in the proxy statement or join proxy statement/prospectus with respect to such Acquisition Event, or within ten (10) Business Days the commencement of any involuntary bankruptcy or similar proceeding, concerning the Corporation, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their shares of Preferred Stock and by holders of Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall keep the Holders reasonably apprised, and in a manner consistent with any similar information provided to holders of any other series of the Corporation’s capital stock.

Section 5. Voting Rights.

(a) In General. Except to the extent otherwise required by applicable Law or expressly set forth in this Section 5, the Holders shall have no voting rights and shall not be entitled to any vote with respect to shares of Preferred Stock held of record by such Holder on any matters on which any of the Corporation’s stockholders are entitled to vote.

(b) Consolidation, Merger, Combination or Other Transactions. Notwithstanding Section 5(a) and for so long as any shares of Preferred Stock remain issued and outstanding, without the affirmative vote of the Holders of a majority of the outstanding voting power of the Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, the Corporation shall not and shall not permit an Subsidiary to: (i) enter into any consolidation, merger, combination or similar transaction in which shares of Common Stock are exchanged for, converted into or changed into other stock or securities, or the right to receive stock, securities, cash or other property, (ii) effect or enter into an agreement to effect any Variable Rate Transaction to the extent such Variable Rate Transaction would cause dilution to the Holders of the Preferred Stock or otherwise adversely affect the Holders of the Preferred Stock, (iii) incur or guarantee, assume or suffer to exist any Indebtedness (other than Permitted Indebtedness); (iv) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (“Liens”) upon or in any property or assets owned by the Corporation or any of its Subsidiaries other than Permitted Liens, (v) sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Corporation or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, or (vi) authorize or issue Senior Preferred Shares. Notwithstanding the foregoing, no vote of the Holders of the Preferred Stock shall be required to consummate a transaction described in clauses (ii) (iii), (v) or (vi) of the preceding sentence if the proceeds of such transaction are used to redeem all of the issued and outstanding shares of Preferred Stock in accordance with Section 7(a) substantially simultaneously with the consummation of such transaction.

(c) Amendment or Alteration of Terms of Preferred Stock Notwithstanding Section 5(a), the affirmative vote of the Holders of a majority of the voting power of the Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, shall be required for the approval of any amendment, alteration or repeal of any provision of this Certificate of Designations (including by merger, operation of Law or otherwise) which adversely affects the rights, preferences, privileges or voting powers of the Preferred Stock; provided, however, that nothing herein contained shall require such vote or approval (i) in connection with any increase in the total number of authorized shares under the Certificate of Incorporation or any authorization, designation or increase of any class or series of shares under the Certificate of Incorporation or (ii) in connection with any consolidation, merger, combination or similar transaction in which the Corporation is the surviving entity which does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock.

(d) One Vote Per Share. On any matter on which Holders are entitled to vote pursuant to this Section 5, each Holder will have one (1) vote per share.

(e) Special Voting Rights. If and whenever the holders of the Preferred Stock convert shares of Preferred Stock initially issued by the Corporation on the Funding Date that constitute five percent (5%) or more of the then outstanding voting power of the Corporation, the number of directors then constituting the Board shall be increased by one (1) director and the then holders of a majority of the shares of Preferred Stock shall be entitled to nominate the additional director of the Corporation (the “Initial Preferred Stock Director Nominee”). If and whenever the holders of the Preferred Stock convert shares of Preferred Stock initially issued by the Corporation on the Funding Date that constitute an aggregate of fifteen percent (15%) or more of the then outstanding voting power of the Corporation (inclusive of the 5% or more previously converted by the holders of the Preferred Stock), the number of directors then constituting the Board shall be increased by one (1) director and the then holders of a majority of the shares of Preferred Stock shall be entitled to nominate the additional director of the Corporation (the “Second Preferred Stock Director Nominee” and together with the Initial Preferred Stock Director Nominee, the “Preferred Stock Director Nominees” and, individually, each a “Preferred Stock Director Nominee”). Each Preferred Stock Director Nominee shall be designated as a class of director whose term will end at the next annual meeting of the Corporation’s stockholders following such nominee’s appointment; provided, however, that if the foregoing would result in the two Preferred Stock Director Nominees being of the same class of director, the Second Preferred Stock Director Nominee shall be designated as a class of director whose term would end at the subsequent annual meeting of the Corporation’s stockholders. The Preferred Stock Director Nominees must be reasonably acceptable to the Board; provided, that the Preferred Stock Director Nominees do not need to qualify as “independent” directors of the Corporation under Rule 5605(a)(2) of the Nasdaq Listing Rules (or other national securities exchange on which shares of Common Stock are listed) (or any successor rule thereof), but may be appointed to and serve on a committee of the Board only if and to the extent that the Preferred Stock Director Nominee shall satisfy the requirements for service on a committee of the Board under applicable laws and stock exchange rules, certificate of incorporation or bylaws of the Corporation or committee charter; provided, further, that the Preferred Stock Directors Nominees do not need to have any specific qualifications to be considered reasonably acceptable.

Section 6. Covenants.

(a)            Total leverage, including all Indebtedness (excluding short-term payables and the current aged payables), all Related Party Notes and Senior Preferred Shares (other than Senior Preferred Shares issued in respect of KWAC’s agreed fees and expenses, including the sponsor loan), together with accrued but unpaid interest thereon, but net of unrestricted cash and excluding any Junior Stock, shall not at any time exceed six times (6x) the Corporation’s trailing twelve-month Adjusted EBITDA. The foregoing shall be tested on the last Business Day of each calendar quarter and the Corporation shall deliver by e-mail to each Holder a certificate attesting its compliance (or non-compliance, as applicable) with the foregoing covenant. In addition, on each date that the financial covenant set forth in this Section 6(a) is tested the (x) representations and warranties of the Corporation set forth in paragraph 1 on Annex 1 attached hereto shall be true and correct in all respects on such date and (y) each of the representations and warranties set forth in paragraphs 2 through 4 on Annex 1 attached hereto shall be true and correct in all respects on such date except where the failure of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(b)            If, at any time following September 30, 2024, the Corporation shall not be in compliance with the covenant set forth in subsection (a) of this Section 6 for more than two (2) consecutive fiscal quarters, then the Corporation shall be in default of subsection (a) of this Section 6, unless the holders of at least a majority of the outstanding shares of Preferred Stock have issued or consented to a waiver of compliance with the provisions of subsection (a) of this Section 6, which waiver may be granted in advance or be made retroactive to an earlier date.

(c)            Unless all of the holders of the outstanding shares of Preferred Stock elect to convert their shares pursuant to Section 8(b) hereof, in the event the Corporation fails to cure any default pursuant to subsection (b) of this Section 6, any breach or default of Section 7 or in the event of a Cross Default, in each case, within 180 days thereafter, the holders of a majority of the outstanding shares of Preferred Stock shall have the right, upon written notice to the Corporation’s board of directors, to cause the Corporation to initiate a process for an Acquisition Event. In connection therewith, the holders of a majority of the outstanding shares of the Preferred Stock shall have the right (i) to obtain majority control of the Corporation’s board of directors, and (ii) to require that the Corporation’s controlling stockholders to vote in favor of any sale transaction approved by the holders of a majority of the outstanding shares of the Preferred Stock.

(d)            For so long as any shares of Preferred Stock remaining outstanding, the Corporation shall provide Holder with the following:

(i)            within forty five (45) days after the last day of each month, a company prepared unaudited consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Corporation and its Subsidiaries’ operations for such month, and a projection of the cash flow of the Corporation and its Subsidiaries for the following six months, in each case, in form acceptable to the Holder, certified by the Corporation’s principal financial officer as having been prepared in accordance with United States generally accepted accounting principles, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments;

(ii)           not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Corporation (or such longer period as may be permitted by the U.S. Securities and Exchange Commission (the “SEC”) for the filing of annual reports on Form 10-K) ending on or after December 31, 2024, a copy of the audited consolidated balance sheet of the Corporation and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, by an independent certified public accounting firm of nationally recognized standing (it being agreed that the furnishing of the Corporation’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Corporation’s obligation under this Section 12(a)(i) with respect to such year;

(iii)           not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Corporation (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Corporation and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Corporation and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Corporation as fairly presenting in all material respects the financial condition of the Corporation and its Subsidiaries in conformity with GAAP and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Funding Date (except as disclosed therein, and except for the absence of certain notes) (it being agreed that the furnishing of the Corporation’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Corporation’s obligations under this Section 12(a)(ii) with respect to such quarter);

(iv)           within forty-five (45) days after the end of each fiscal year of the Corporation (and within five (5) days of any material modification thereto), an annual operating budget, on a consolidated and consolidating basis (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of the Corporation, together with any related business forecasts used in the preparation thereof.

(v)            within five (5) days of delivery, copies of all statements, reports and notices generally made available to all stockholders or to any holders of Indebtedness unless such statements, reports and notices are filed with the Securities and Exchange Commission and a link to such filing is posted on the Corporation’s website.

(vi)           within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by the Corporation with the SEC, provided that such filings shall be deemed to have been delivered on the date on which the Corporation posts such documents on Corporation’s website.

(vii)          a prompt report of any legal actions pending or threatened in writing against the Corporation or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, or of the Corporation or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action which was required to be reported to the Holders pursuant to this clause (vii) of this Section 6(d), a prompt report of any material development with respect thereto.

(viii)         at the same time and in the same manner as it gives to the members of the Board, or any committee or subcommittee of the Board, copies of all materials that the Corporation provides to its Board (or such committee or subcommittee) in connection with meetings of the Board (or such committee or subcommittee), including any reports with respect to the Corporation’s operations or performance, and after receiving the requisite internal approvals, approved minutes of such meetings; provided, however, the foregoing may be subject to such exclusions and redactions as necessary in order prevent impairment of the attorney client privilege with respect to pending or threatened litigation.

(ix)           Each Holder understands that the federal securities laws may prohibit such Holder from engaging in transactions of the Corporation’s securities while in knowing possession of material, non-public information of the Corporation. Notwithstanding anything contained herein to the contrary, each Holder may, from time to time, upon written notice to the Corporation, waive receipt of the reports and other items set forth in this Section 6(d).

(x)            The Corporation shall not make any payments on the Related Party Notes whether for principal, interest or otherwise if, and for so long as: (A) at least twenty-five percent of the shares of Preferred Stock initially issued at the Funding Date remain outstanding, (B) there shall be any default of the covenants under Section 6 hereof (or any successor provision thereof) that, even if waived, shall remain uncured in accordance with the applicable terms hereof, and (C) the Corporation has failed to pay all dividends required to be paid by the Corporation under Section 3(a).

Section 7. Redemption.

(a)            The Corporation may, at its option, in whole or in part, redeem the Preferred Stock, on any anniversary of the Funding Date up to and including the fourth anniversary of the Funding Date (the “Redemption Date”), by delivery of written notice to each Holder at least sixty (60) days prior the applicable Redemption Date, at a redemption price of (i) $11.50 per share of Preferred Stock on the first anniversary of the Funding Date; (ii) $13.00 per share of Preferred Stock on the second anniversary of the Funding Date; (iii) $15.00 per share of Preferred Stock on the third anniversary of the Funding Date and (iv) $16.00 per share of Preferred Stock on the fourth anniversary of the Funding Date, plus, in each case, accrued but unpaid dividends. If the Preferred Stock have not previously been redeemed or converted, the Preferred Stock will be redeemed by the Corporation on the fourth anniversary of the Funding Date. The Corporation may redeem all or any portion of the Preferred Stock in accordance with the terms of this Section 7 so long as the Redemption Conditions are satisfied at the time of the applicable Redemption Date or the Senior Lender has consented to such redemption payment in its sole and absolute discretion.

(b)            Notice of the redemption of Preferred Stock under this Section 7 shall be delivered by e-mail to each holder of record of Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, at least sixty (60) days prior the applicable Redemption Date. Neither the failure to e-mail any notice required by this Section 7(b), nor any defect therein or in the e-mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was e-mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date e-mailed whether or not the holder receives the notice. Each such e-mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) if less than all of the shares of Preferred Stock are to be redeemed, the number of shares of Preferred Stock to be redeemed; (iii) the redemption price set forth in Section 5(a); and (iv) the place or places at which certificates, if any, for such shares of Preferred Stock are to be surrendered (or, in the case of shares of Preferred Stock held in book-entry form, the depositary or other facilities of which such shares of Preferred Stock shall be redeemed. Notice having been e-mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (x) except as otherwise provided herein, dividends on shares of Preferred Stock so called for redemption shall cease to accrue, (y) said shares of Preferred Stock shall no longer be deemed to be outstanding, and (z) all rights of the holders thereof as holders of shares of Preferred Stock of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required or, in the case of shares of Preferred Stock held in book-entry form through a depositary, upon delivery of such shares in accordance with such notice and the procedures of such depositary, and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two (2) years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such Shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

(c)            As promptly as practicable after the surrender or delivery in accordance with said notice of any such shares of Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state, or, in the case of shares of Preferred Stock held in book-entry form through a depositary, upon delivery of such shares in accordance with such notice and the procedures of such depositary), such shares of Preferred Stock shall be exchanged for any cash (without interest thereon) for which such shares of Preferred Stock have been redeemed.

(d)            The deposit of funds with a bank or trust company for the purpose of redeeming shares of Preferred Stock shall be irrevocable except that:

(i)	the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)	any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the redemption price without interest or other earnings.

Section 8. Conversion.

(a) Each share of Preferred Stock shall be convertible, in whole or in part, at any time and from time to time from and after the second anniversary of the Funding Date and prior to their redemption, at the option of the Holder thereof, at a rate of 1 ½ (1.5) shares of Common Stock per share of Preferred Stock, subject to the VWAP immediately prior to the Conversion Date being at least $10.00 per share, provided that in no event shall the price per share of Common Stock be less than $10.00 per share (the “Conversion Rate”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date such Notice of Conversion to the Corporation is deemed delivered hereunder. Upon delivery of the Notice of Conversion by a Holder, such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the Preferred Stock has been converted, irrespective of date of delivery of such Conversion Shares. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)  Notwithstanding Section 8(a), in the event any breach of Section 6(a) or Section 7 or in the event of Cross Default, then, upon written notice given by the Holder within 180 days of such default, such Holder shall thereafter have the right to convert all or part of the Preferred Stock into Common Stock of the Corporation, at any time and from time to time, irrespective of the price per share of the Common Stock and of whether or not the second anniversary of the Funding Date has occurred, in whole or in part at a rate that is the greater of (i) 1 ½ (1.5) shares of Common Stock per share of Preferred Stock; or (ii) the equivalent of $11.50 of Common Stock per share of Preferred Stock if such conversion occurs prior to the first anniversary of the Funding Date, $13.00 of Common Stock per share of Preferred Stock if such conversion occurs prior to the second anniversary of the Funding Date, $15.00 of Common Stock per share of Preferred Stock if such conversion occurs prior to the third anniversary of the Funding Date and thereafter $16.00 of Common Stock per share of Preferred Stock. For purposes of this Section 8(b), the value of the Common Stock required to be issued to the Holder under this Section 8(b) shall be equal to the VWAP for the trading day immediately preceding the Conversion Date.

(c) Mechanics of Conversion.

(i) Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock and (B) at the option of the holder (ii) the number of Dividend Shares or (ii) cash, in each case, in the amount of accrued and unpaid dividends on the shares of Preferred Stock subject to conversion. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion, but in no event earlier than one (1) Trading Day after each Conversion Date. To the extent that the Conversion Shares are subject to an effective registration covering the issuance of such Conversion Shares to, or resale of such Conversion Shares by, the Holder, then such Conversion Shares shall be issued free and clear of any restrictive legends.

(ii) If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iv) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as provided herein, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Rate or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi)  The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions is a party to any merger or consolidation of the Corporation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange, in each case pursuant to which the Common Stock is converted into, exchanged for or represents solely the right to receive, other securities, cash or property, or any combination thereof (such other securities, cash or property, or combination thereof, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such transaction, a “Reference Property Unit”) (each such transaction, a “Fundamental Transaction”), then, notwithstanding anything to the contrary herein, (I) at the effective time of such Fundamental Transaction, the Conversion Shares due upon conversion of any Preferred Stock shall be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designation were instead a reference to the same number of Reference Property Units and (II) if such Reference Property Unit consists of any security of a Person other than the Corporation, then such Person (and, as a condition to the Corporation effecting such Fundamental Transaction, the Corporation shall ensure that such Person) shall execute such instruments as shall be necessary to give effect to this Section 8(d). If holders of Common Stock are given any choice as to the securities, cash or property to be received in such Fundamental Transaction, then each Holder shall be given the same choice as to the Reference Property Unit it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Reference Property Units. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 8(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holders, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible in accordance with this Section 8(d), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and, except in the case of a lease, be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 9. Adjustments; Rights of Holders Upon Certain Dividends, Distributions or Fundamental Transactions.

(a) If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event as applicable.

(b) In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then, without duplication of any dividends to be due on Preferred Stock pursuant to Section 3(a), each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d) Notice to Holders.

(i) Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. For the avoidance of doubt, notwithstanding such notice or corporate event, each Holder shall remain entitled to convert the Conversion Amount of its Preferred Stock (or any part hereof) as provided herein.

Section 10. Repurchased or Reacquired Shares.

Shares of Preferred Stock that have been repurchased or reacquired by the Corporation shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance.

Section 11. Record Holders.

To the fullest extent permitted by applicable Law, the Corporation and the Corporation’s transfer agent for the Preferred Stock may deem and treat the Holder of any share of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices.

Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by e-mail or by reputable overnight courier service, charges prepaid:

(a) If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders in accordance with this Section 12:

Binah Capital Group, Inc.

80 State Street

Albany, NY 12207

Attention: Craig Gould

E-mail: craig.gould@binahcap.com

(b) If to any Holder, by e-mail if such Holder has provided an e-mail address to the Corporation or its transfer agent for purposes of notification, or, if no such e-mail address is available, to such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary practices of the Corporation’s transfer agent. Any such notice or communication given as provided above shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary practices of the Corporation’s transfer agent; on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; or on the next Business Day after transmission, if sent by e-mail.

Section 13. Absolute Obligation.

Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

Section 14. Replacement Certificates.

The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and any other documentation as may be required by the Corporation’s transfer agent.

Section 15. Waiver.

Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

Section 16. Severability.

If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 17. Next Business Day.

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 18. Headings.

The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

Section 19. Status of Converted or Redeemed Preferred Stock.

Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

Section 20. Other Rights.

The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as required by applicable Law.

Section 21. Defined Terms.

Capitalized terms used and not otherwise defined in this Certificate of Designations shall have their respective meanings as defined below:

“Acquisition Event” means (A) the merger, reorganization or consolidation of the Corporation into or with another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions (i) in which 25% or more of the voting power of the Corporation is disposed, or (ii) in which the stockholders of the Corporation immediately prior to such merger, reorganization or consolidation own less than 75% of the Corporation’s voting power immediately after such merger, reorganization or consolidation, the sale of all or substantially all the assets of the Corporation, or a consolidation or merger of the Corporation into another entity in which the stockholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation held by them or (B) the sale of substantially all or a material portion of the Corporation’s and its Subsidiaries’ assets.

"Adjusted EBITDA" means in respect of any Relevant Period, the Consolidated Operating Profit of the Corporation and its Subsidiaries on consolidated basis before taxation:

•	before deducting any interest, foreign exchange, and other finance payments;

•	not including any accrued interest owing to any member of Wentworth Management Services, LLC or its Subsidiaries;

•	after adding back any amount attributable to the amortisation, depreciation or impairment of assets;

•	before taking into account any professional fees related to a company merger or acquisition by Wentworth Management Services LLC and its Subsidiaries

•	before taking into account any Exceptional Items;

•	before capitalised expenditure up to an amount equal to $100,000 in any Relevant Period;

•	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset; and

•	before taking into account extraordinary losses arising from legal claims or legal actions against the Corporation or any Subsidiary that the holders of a majority of the outstanding shares of Preferred Stock reasonably deem legitimate after consultation with the Corporation;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining Consolidated Operating Profit of the Corporation and its Subsidiaries on consolidated basis before taxation.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Board” has the meaning set forth in the preamble.

“Books” means books and records including ledgers, federal and state tax returns, records regarding Corporation’s and its Subsidiaries’ assets or liabilities, business operations and/or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day except a Saturday, a Sunday and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Byline Loan Documents” shall mean the Senior Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time as permitted herein.

“Certificate of Designation” means this Certificate of Designation relating to the Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Consolidated Operating Profit” means, for any period, revenue less the sum of (A) direct costs, and (b) selling and administrative expenses on a consolidated income statement of the Corporation and its Subsidiaries for such period, all as determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” has the meaning set forth in Section 7(a).

“Corporation” has the meaning set forth in the preamble.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Cross Default” means the Corporation or any Subsidiary (1) fails to pay when due any of its senior Indebtedness with Byline Bank (or any refinancing or replacement thereof with Byline Bank or any other lender) (“Senior Debt”) or (2) the Corporation or any Subsidiary fails to observe or perform any covenant, obligation, condition or agreement contained in any agreement or other instrument evidencing Senior Debt and, in each case (with respect to clauses (1) or (2)), such failure results in the acceleration of the Corporation’s or such Subsidiary’s obligation to repay such Senior Debt in full.

“Dividend Shares” shall have the meaning set forth in Section 3(a).

“Exceptional Items” means in respect of any Relevant Period, any exceptional, one off, non-recurring or extraordinary items which in aggregate shall not exceed an amount equal to $500,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (or any successor legislation which shall be in effect at the time).

“Fundamental Transaction” shall have the meaning set forth in Section 8(d).

“Funding Date” shall mean the date of the closing of the Business Combination (as defined in the Subscription Agreement) or such earlier date as may be agreed.

“Governmental Authority” means any United States, European Union, national, federal, state, provincial, county, municipal or other local government or governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any other country applicable to a specified Person.

“Holder” means a holder of record of one (1) or more shares of Preferred Stock, as reflected in the stock records of the Corporation or the transfer agent, which may be treated by the Corporation and the transfer agent as the absolute owner of such shares for all purposes to the fullest extent permitted by applicable Law.

“Indebtedness” means of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Junior Stock” means the Common Stock and any other class or series of equity securities of the Corporation, whether currently issued or issued in the future, which ranks junior to the Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any Liquidation.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Preference” has the meaning set forth in Section 4(a).

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties, liabilities (contingent or otherwise), or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole, (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Certificate of Designations, or (c) materially impairs the ability of the Corporation to perform its obligations hereunder.

“Notice of Conversion” shall have the meaning set forth in Section 7(a).

“Permitted Indebtedness” means (i) Indebtedness under the Senior Credit Agreement in amount not to exceed $25,000,000 and any refinancing thereof which does not increase the outstanding principal balance thereof or impose more burdensome conditions on the Corporation and its Subsidiaries and (ii) any unsecured Indebtedness outstanding at any time in an aggregate principal amount not to exceed $500,000.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with United States generally accepted accounting principles, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $150,000, and (v) Liens securing Permitted Indebtedness described in clause (i) of the definition thereof.

“Permitted Refinancing” shall mean any refinancing or replacement of the Senior Debt under the Byline Loan Documents (or any Permitted Refinancing Senior Debt Documents) provided that the financing documentation entered into by the Corporation (together with any other Person that became or becomes an obligor in respect of the Senior Debt) in connection with such Permitted Refinancing constitute Permitted Refinancing Senior Debt Documents.

“Permitted Refinancing Senior Debt Documents” shall mean any financing documentation which replaces the Byline Loan Documents (or any Permitted Refinancing Senior Debt Documents) and pursuant to which the Senior Debt under the Byline Loan Documents (or any Permitted Refinancing Senior Debt Documents) is refinanced or replaced, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with the Credit Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which then exist in the Byline Loan Documents (or any Permitted Refinancing Senior Debt Documents), or could be included in the Byline Loan Documents (or any Permitted Refinancing Senior Debt Documents) by an amendment or other modification that would not be prohibited by the terms of the Subordination Agreement.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust, common or collective fund, association, private foundation, joint stock company or other entity and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Preferred Stock” has the meaning set forth in Section 1.

“Redemption Conditions” means, with respect to any redemption payment, the following conditions: (i) the Corporation shall have notified the Senior Lender in writing of any redemption payment no later than ten (10) Business Days prior to the date of any such redemption payment; and (ii) no Senior Default exists at the time of such redemption payment or would result therefrom.

“Related Party Notes” means all promissory notes and other Indebtedness due to Affiliates of the Corporation or to members of Wentworth Management Services, LLC and the promissory notes having an outstanding balance of $11,952,000 as of June 30, 2023, due to certain sellers of PKS Holdings, LLC.

“Relevant Period” means the period of twelve months to the end of the most recent completed month.

“Senior Credit Agreement” means that certain Credit Agreement dated as of December 23, 2024 by and among the Corporation and Byline Bank and any other party thereto from time to time in accordance with its terms, as from time to time amended, restated, renewed, supplemented or otherwise modified (to the extent permitted hereunder), and any successor to or replacement or refinancing of such agreement or the credit facilities evidenced thereby by Byline Bank or any other lender or group of lenders (in the case of any successor, refinancing, refunding or replacement), as each such successor or replacement may from time to time be entered into, amended, renewed, supplemented or otherwise modified.

“Senior Debt Documents” shall mean the Byline Loan Documents and, after the consummation of any Permitted Refinancing, the Permitted Refinancing Senior Debt Documents.

“Senior Default” means any Senior Payment Default or Senior Covenant Default.

“Senior Covenant Default” shall mean any “Event of Default” under the Senior Debt Documents (other than a Senior Payment Default).

“Senior Lender” means Byline Bank together with its successor and permitted assigns.

“Senior Payment Default” shall mean any “Event of Default” under the Senior Debt Documents resulting from the failure of the Companies to pay, on a timely basis, any principal, interest, fees or other obligations under the Senior Debt Documents including, without limitation, any default in payment of Senior Debt after acceleration thereof.

“Senior Preferred Shares” shares of capital stock that is of senior or pari passu rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation.

“Share Delivery Date” shall have the meaning set forth in Section 7(c).

“Stated Value” shall have the meaning set forth in Section 1.

“Subordination Agreement” means the Preferred Stock Subordination and Intercreditor Agreement, dated December 23, 2024, by and between Byline Bank and the Holder of the Preferred Stock.

“Subscription Agreement” means the Subscription Agreement, dated March 7, 2024, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

Successor Entity” shall have the meaning set forth in Section 8(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Subscription Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Subscription Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Corporation, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“Variable Rate Transaction” means a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Corporation may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

“VWAP” means the 30-day volume weighted average price of the Common Stock.

22. Audit and Inspection Rights.

(a) At the request of any Holder at any time such Holder reasonably believes that the Corporation has breached or defaulted on any provision of this Agreement, Corporation shall hire an independent, reputable investment bank selected by Corporation and approved by such Holder to investigate as to whether any breach of the Certificate of Designations has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of the Certificate of Designations has occurred, the Independent Investigator shall notify Corporation of such breach and Corporation shall deliver written notice to each Holder of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of Corporation and its Subsidiaries and, to the extent available to Corporation after Corporation uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of Corporation to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Corporation shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of Corporation as the Independent Investigator may reasonably request. The Corporation shall permit the Independent Investigator to discuss the affairs, finances and accounts of Corporation with, and to make proposals and furnish advice with respect thereto to, Corporation’s officers, directors, key employees and independent public accountants or any of them (and by this provision Corporation authorizes said accountants to discuss with such Independent Investigator the finances and affairs of Corporation and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(b) Without limiting the foregoing Section 22(a), Corporation shall allow each Holder, or its respective agents, to inspect, audit and copy the Corporation’s Books. Such inspections or audits shall be conducted upon reasonable notice, during normal business hours and on no more than five occasions every twelve (12) months unless there is a continuing breach of this Certificate of Designation by the Corporation in which case such inspections and audits shall occur as often as such Holder shall determine is necessary.

* * * * * *

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Designation to be executed by its duly authorized officer on this 23rd day of December, 2024.

BINAH CAPITAL GROUP, INC.

By:	/s/ Craig Gould
	Name:	Craig Gould
	Title:	Chief Executive Officer

Annex 1

1.            Absence of Certain Changes. Since the last day of the prior fiscal quarter (the “Last Test Date”) of the Corporation, no Material Adverse Effect has occurred.

2.            Litigation and Proceedings. There are no pending or, to the knowledge of the Corporation, threatened, claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding (each an “Action”), in each case that is by or before any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (“Governmental Authority”) and, to the knowledge of the Corporation, there are no pending or threatened investigations, in each case, against the Corporation or its Subsidiaries, or otherwise affecting the Corporation or its Subsidiaries or their assets, including any condemnation or similar proceedings. Neither the Corporation nor its Subsidiaries or any property, asset or business of the Corporation or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Corporation, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Corporation or its Subsidiaries.

3.            Compliance with Laws.

(a) Since the Last Test Date, the Corporation has been, in compliance with all applicable Laws. Neither the Corporation nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Corporation or its Subsidiaries at any time since the Last Test Date. Each Broker-Dealer Subsidiary is conducting, and since the Last Test Date has conducted, its business in compliance with all applicable Laws. Since the Last Test Date, none of the Broker-Dealer Subsidiaries has received any written notice alleging, or was charged with, any violation of any such Laws. No event has occurred, and no condition or circumstance exists that will constitute or result in a violation by a Broker-Dealer Subsidiary or a failure on the part of a Broker-Dealer Subsidiary to comply with any applicable Law. None of the Broker-Dealer Subsidiaries nor any of its associated persons is, or since the Last Test Date has been, (i) subject to “statutory disqualification” (as defined in the Exchange Act), or (ii) the subject of any approval, satisfaction, determination, judgment, acceptance, or similar action or event requiring disclosure on SEC Form BD, Form U4, or otherwise with any Governmental Authority that has not been so disclosed. The Corporation and each Subsidiary of the Corporation has timely filed all reports, registrations and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since the Last Test Date and has paid all fees and assessments due and payable in connection therewith. For purposes hereof, “Broker-Dealer Subsidiary” means each of Broadstone Securities (CRD No. 101600), Cabot Lodge Securities LLC (CRD No. 159712), Purshe Kaplan Sterling Investments (CRD No. 35747), and World Equity Group, Inc. (CRD No. 29087).

4.            Privacy; Data Security.

(a) There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to the information technology systems computer systems, networks, software or hardware used by the Corporation or any of its Subsidiaries (“IT Systems”). or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Corporation or any Subsidiary. For purposes hereof, “Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government issued identifier (including Social Security number, driver’s license number, passport number),medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

(b) The Corporation and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any contract, including all contractual commitments that the Corporation or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Corporation nor its Subsidiaries have received any written notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Corporation and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws. For purposes hereof, “Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification and “User Data” means any Personal Information or other data or information collected by or on behalf of the Corporation or its Subsidiaries from users of the Corporation’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Corporation or its Subsidiaries.